The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and product supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated December 13, 2022

PROSPECTUS dated November 16, 2020	Pricing Supplement No. 7,353 to
PRODUCT SUPPLEMENT FOR PARTICIPATION SECURITIES dated November 16, 2020	Registration Statement Nos. 333-250103; 333-250103-01
INDEX SUPPLEMENT Dated November 16, 2020	Dated December , 2022
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Participation Securities Linked to Global Equities due August 23, 2028

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the MSCI Emerging Markets IndexSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the STOXX® Europe 600 Index (the “SXXP Index”) and the MSCI Emerging Markets IndexSM (the “MXEF Index”). We refer to each of these indices as a basket component. The weighting for each basket component is not set at the beginning of the term of the securities. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 90%, the basket component with the second-best performance will be allocated a weighting of 10% and the basket component with the worst performance will be allocated a weighting of 0%. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the basket performance measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of $1,000 and the basket performance. However, if the basket performance is negative, investors will lose 1% for every 1% decline in the value of the basket over the term of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity, and accordingly, you could lose all of your initial investment in the securities. These long-dated securities are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income in exchange for the opportunity to receive a return based on the performance of the basket components. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	At maturity, you will receive an amount of cash per security based on the basket performance, which is determined on the determination date, as follows:

º	If the basket performance is positive, you will receive for each $1,000 stated principal amount of the securities that you hold a payment at maturity equal to $1,000 plus the product of $1,000 and the basket performance.

º	If the basket performance is negative, you will receive for each $1,000 stated principal amount of the securities that you hold a payment at maturity equal to $1,000 + ($1,000 × basket performance).

Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000. You could lose your entire investment in the securities.

•	The basket performance will equal the sum of the performance values for each of the basket components.

•	The performance value for each basket component will equal (i) the product of the respective final value for each basket component minus the respective initial value for such basket component divided by the respective initial value for such basket component times (ii) the weighting for such basket component.

•	The weighting for each basket component will be determined on the determination date based on the relative performance of the basket components against each other. The basket component with the best performance will be allocated a weighting of 90%, the basket component with the second-best performance will be allocated a weighting of 10% and the basket component with the worst performance will be allocated a weighting of 0%.

•	The initial value for each basket component will equal its respective index closing value on the pricing date.

•	The final value for each basket component will equal its respective index closing value on the determination date.

•	The pricing date, which is the day we price the securities for initial sale to the public, will be December 20, 2022.

•	The determination date will be August 18, 2028, subject to postponement for each basket component separately in the event of a non-index business day or a market disruption event.

•	Investing in the securities is not equivalent to investing in the basket components or any of the component stocks of the S&P 500® Index, the STOXX® Europe 600 Index or the MSCI Emerging Markets IndexSM.

•	The securities will not be listed on any securities exchange.

•	The minimum purchase amount is $1,000 or 1 security.

•	The estimated value of the securities on the pricing date is approximately $959.60 per security, or within $55.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the securities is 61774TDS8 and the ISIN number for the securities is US61774TDS87.

You should read the more detailed descriptions of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms of the Securities,” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)	The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)	MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per securities, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per securities. MS & Co. will not receive a sales commission with respect to the securities. See “Additional Information About the Securities – Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Participation Securities.

(3)	See “Additional Information About the Securities—Use of Proceeds and Hedging” on page PS-26.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying product supplement for Participation Securities, index supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities is linked to the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the STOXX® Europe 600 Index (the “SXXP Index”) and the MSCI Emerging Markets IndexSM (the “MXEF Index”). We refer to each of these indices as a basket component. The weighting for each basket component is not set at the beginning of the term of the securities. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 90%, the basket component with the second-best performance will be allocated a weighting of 10% and the basket component with the worst performance will be allocated a weighting of 0%. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the basket performance, as measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of $1,000 and the basket performance. However, if the basket performance is negative, investors will lose 1% for every 1% decline in the value of the basket over the term of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity, and accordingly, you could lose all of your initial investment in the securities. All payments on the securities are subject to our credit risk.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC.

“STOXX® Europe 600” and “STOXX®” are registered trademarks of STOXX Limited.

The “MSCI Emerging Markets IndexSM” is a trademark of MSCI.

Each security costs $1,000	We are offering the Participation Securities Linked to Global Equities due August 23, 2028 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the MSCI Emerging Markets IndexSM, which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of the securities on the pricing date will be approximately $959.60, or within $55.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The basket	The following table sets forth the basket components along with the initial value (as defined below) and the relevant Bloomberg ticker symbol of each basket component:

Basket component	Initial value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)		SPX
The STOXX® Europe 600 Index (the “SXXP Index”)		SXXP
The MSCI Emerging Markets IndexSM (the “MXEF Index”)		MXEF
*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket component, the initial value and the final value will be determined as set forth under “Terms of the Securities—Initial Value” and “Terms of the Securities—Final Value.”

The securities do not guarantee any payment of principal at maturity; basket component weightings set on the determination date	Unlike ordinary debt securities, the securities do not pay interest or guarantee the repayment of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of the securities that you hold an amount in cash that will vary depending on the value of the basket on the determination date, with the weightings of each basket component to be set on the determination date based on the relative performance of the basket components against each other, as described below. The payment at maturity may be significantly less than the stated principal amount of the securities and may be zero. If the value of the basket has declined as of the determination date, for every 1% decline, you will lose an amount equal to 1% of the principal amount of the securities.

Payment at Maturity

Unlike ordinary debt securities, the securities do not pay interest. Instead, for each $1,000 stated principal amount of the securities that you hold, you will receive an amount in cash determined as follows:

If the basket performance is positive, you will receive for each $1,000 stated principal amount of the securities that you hold a payment at maturity equal to $1,000 plus the product of $1,000 and the basket performance.

If the basket performance is negative, you will receive for each $1,000 stated principal amount of the securities that you hold a payment at maturity equal to $1,000 + ($1,000 × basket performance).

Where,

basket performance = the sum of the performance values for each basket component

and

performance value = with respect to each basket component, the product of (x) the final value for such basket component minus the initial value for such basket component divided by (y) the initial value of such basket component times (z) the weighting for such basket component, as expressed by the following formula:

(final value – initial value)	× weighting
initial value

Basket Component Weightings Set on the Determination Date

The weighting for each basket component will not be set on the pricing date. Instead, the weightings will be based on the relative performance of the basket components against each other on the determination date as follows: the basket component with the best performance will be allocated a weighting of 90%, the basket component with the second-best performance will be allocated a weighting of 10% and the basket component with the worst performance will be allocated a weighting of 0%.

The initial value for each basket component will equal the index closing value of such basket component on the pricing date.

If, however, the pricing date is not an index business day for any of the basket components or a market disruption event occurs on the pricing date with respect to any of the basket components, the initial value for such affected basket component will be determined on the next index business day on which no market disruption event occurs with respect to that basket component. If the initial value for any basket component has not been determined on the fifth scheduled index business day following the pricing date, the calculation agent will determine the initial value for that basket component as set out in the section of this pricing supplement titled “Terms of the Securities—Initial Value.”

The final value for each basket component will equal the index closing value of such basket component on the determination date.

The scheduled determination date is August 18, 2028. If, however, the scheduled determination date is not an index business day with respect to any basket component or if a market disruption event occurs with respect to any basket component on the determination date, the determination date will be postponed, only with respect to the affected basket component, to the next index business day on which no market disruption event occurs with respect to that basket component. If the final value for any basket component has not been determined on the fifth scheduled index business day following the scheduled determination date, the calculation agent will determine the final value for that basket component as set out in the section of this pricing supplement called “Terms of the Securities—Determination Date.” If, due to a market disruption event or otherwise, the determination date for any basket component is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such determination date as postponed. See the section of this pricing supplement called “Terms of the Securities—Maturity Date.”

If the basket performance is negative, you will lose some, and could lose all, of your investment.

All payments on the securities are subject to our credit risk.

Because the performance of the basket components may not be correlated, a negative performance by one or more of the basket components could wholly offset a positive performance by one or more of the other basket components.

Please review the historical closing values of the basket components in the section of this pricing supplement called “Additional Information About the Securities—Historical Information” for each calendar quarter in the period from January 1, 2017 through December 12, 2022 and related graphs. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether the positive performance of any basket component will be offset by a lesser positive performance or negative performance of one or more of the other basket components, based on their historical performance.

You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance, whether a market disruption event has occurred and the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-26.

Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. We describe the basic features of this type of debt security in the sections of the product supplement for Participation Securities called “Description of Securities” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Terms of the Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES

At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the basket performance as of the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of $1,000 and the basket performance. However, if the basket performance is negative, investors will lose 1% for every 1% decline in the value of the basket over the term of the securities.

In measuring the performance of the basket as a whole on the determination date, the basket component with the best performance will be allocated a weighting of 90%, the basket component with the second-best performance will be allocated a weighting of 10% and the basket component with the worst performance will be allocated a weighting of 0%.

The tables below are examples of how to calculate the basket performance and the payment at maturity on the securities based on hypothetical initial values and hypothetical final values for each of the basket components. The actual initial values will be determined on the pricing date, and the actual final values will be determined on the determination date.

Example 1: Basket performance is positive

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	4,000	3,800	–5% (worst performance)	0%	0%
SXXP Index	500	550	10% (second-best performance)	10%	1%
MXEF Index	1,000	1,200	20% (best performance)	90%	18%
Hypothetical basket performance:					19%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(3,800 – 4,000) / 4,000] × 0% = 0%,
plus

SXXP Index = [(550 – 500) / 500] × 10% = 1%,

plus

MXEF Index = [(1,200 – 1,000) / 1,000] × 90% = 18%,

Hypothetical basket performance = 19%

The payment at maturity per security is $1,000 + ($1,000 × 19%) = $1,190.

Example 2: Basket performance is negative

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	4,000	4,040	1% (best performance)	90%	0.90%
SXXP Index	500	75	-85% (worst performance)	0%	0%
MXEF Index	1,000	100	-90% (second-best performance)	10%	-9%
Hypothetical basket performance:					-8.10%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(4,040 – 4,000) / 4,000] × 90% = 0.90%,
plus

SXXP Index = [(75 – 500) / 500] × 0% = 0%,

plus

MXEF Index = [(100 – 1,000) / 1,000] × 10% = -9%,

Hypothetical basket performance = -8.10%

The payment at maturity per security is $1,000 + ($1,000 × -8.10%) = $919.00

As the basket performance is negative, the payment at maturity per security will be equal to $1,000 + ($1,000 × basket performance).

In Example 2, one of the basket components — the SPX Index — has increased in value by 1% from its initial share price, but the other two basket components have declined in value by 85% and 90%. Accordingly, although one of the basket components has increased in value, the significant declines in values of the other two basket components have the effect of more than offsetting such increase. Therefore, the basket performance is negative, and the payment at maturity per security will be less than the $1,000 stated principal amount.

In this example, investors lose some of their investment in proportion to the negative basket performance.

Example 3: Basket performance is negative

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	4,000	1,400	-65% (worst performance)	0%	0%
SXXP Index	500	300	-40% (best performance)	90%	-36%

MXEF Index	1,000	400	-60% (second-best performance)	10%	-6%
Hypothetical basket performance:					-42%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(1,400 – 4,000) / 4,000] × 0% = 0%,
plus

SXXP Index = [(300 – 500) / 500] × 90% = -36%,

plus

MXEF Index = [(400 – 1,000) / 1,000] × 10% = -6%,

Hypothetical basket performance = -42%

The payment at maturity per security is $1,000 + ($1,000 × -42%) = $580.

As the basket performance is negative, the payment at maturity per security will be equal to $1,000 + ($1,000 × basket performance).

In Example 3, all of the basket components have declined in value significantly. Therefore, the basket performance is negative, and the payment at maturity per security will be less than the $1,000 stated principal amount.

In this example, investors lose some of their investment in proportion to the negative basket performance. While the weightings of the basket components are set on the determination date in a way that is favorable to the investors (90% for the best-performing basket component, 10% for the second-best performing basket component and 0% for the worst-performing basket component), the basket performance can still be negative if two or more basket components decline in value over the term of the securities.

If the basket performance is negative, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the basket, and you will lose money on your investment. You could lose all of your initial investment in the securities.

Please review the tables setting forth the historical performance of each of the basket components for each calendar quarter in the period from January 1, 2017 through December 12, 2022 and related graphs in “Additional Information About the Securities––Historical Information” beginning on PS-22. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

RISK FACTORS

The securities are not secured debt, and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the securities is not equivalent to investing in the basket components, their component stocks or the indices tracked by the basket components. This section describes the material risks relating to the securities. For a further discussion of risk factors, please see the accompanying product supplement for Participation Securities, index supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not pay interest or guarantee the return of any principal	The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest on the securities and do not guarantee the return of any principal at maturity. Instead, you will receive for each $1,000 stated principal amount of the securities that you hold an amount in cash based upon the basket performance, as measured on the determination date. If the basket performance is negative, you will receive at maturity an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the basket. This amount will be less, and may be significantly less, than the stated principal amount. As there is no minimum payment at maturity on the securities, you could lose your entire investment.

Changes in the values of one or more of the basket components may offset each other

Value movements in the basket components may not correlate with each other. At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the determination date, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

However, there have been times in the past when the values of the basket components have been correlated, and while the best-performing basket component will be given the highest weight and the worst-performing basket component the lowest weight, the basket performance can still be negative if the values of one or more basket components decline over the term of the securities. If the basket performance is negative, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the basket, and you will lose money on your investment.

You can review tables and graphs illustrating the historical performance of the basket components for the period from January 1, 2017 through December 12, 2022 in “Additional Information About the Securities––Historical Information” beginning on PS-22.

You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by lesser increases or decreases in the value of other basket components based on their historical performance.

The market price of the securities will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

Investing in the securities is not equivalent to investing in the basket components	Investing in the securities is not equivalent to investing directly in the basket components or any of the component stocks of the S&P 500® Index, the STOXX® Europe 600 Index or the MSCI Emerging Markets IndexSM. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the component stocks of the S&P 500® Index, the STOXX® Europe 600 Index or the MSCI Emerging Markets IndexSM.

The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate	Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

Hedging and trading activity by our affiliates could potentially affect the value of the securities	One or more of our affiliates and or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the basket components or their component stocks), including trading in the stocks that constitute the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could affect the initial values, and, therefore, could increase the values at or above which the basket components must close on the determination date so that an investor would not sustain a loss on their investment. Additionally, such hedging or trading activities during the term of the securities, including on the determination date, could adversely affect the values of the basket components on the determination date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with	As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect

respect to the securities	to the occurrence or non-occurrence of market disruption events, the selection of a successor index or calculation of a basket component closing value in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see the sections of this pricing supplement called “Terms of the Securities—Determination Date,” “—Payment at Maturity,” “—Performance Value,” “—Initial Share Price,” “—Closing Value,” “—Final Share Price” and “—Market Disruption Event” and see “Description of Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please read the discussion under “Additional Information About the Securities—United States Federal Taxation” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Participation Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Indices

There are risks associated with investments in securities linked to the	As the STOXX® Europe 600 Index and the MSCI Emerging Markets IndexSM are two of the basket components, the securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities

value of foreign equity (and especially emerging markets) securities	involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the MSCI Emerging Markets IndexSM have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

The level of the MSCI Emerging Markets IndexSM is subject to currency exchange rate risk

Because the level of the MSCI Emerging Markets IndexSM is related to the U.S. dollar value of stocks underlying such underlying index, holders of the securities will be exposed to currency exchange rate risk with respect to the currencies in which the component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the MSCI Emerging Markets IndexSM, the level of the MSCI Emerging Markets IndexSM will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;

•      existing and expected interest rate levels;

•      the balance of payments; and

•      the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets IndexSM and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI Emerging

Markets IndexSM, the United States and other countries important to international trade and finance.

Adjustments to the basket components could adversely affect the value of the securities	The publisher of each index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such index. Any of these actions could adversely affect the value of the securities. In addition, an index publisher may discontinue or suspend calculation or publication of the relevant index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the securities will be an amount based on the closing prices on the determination date of the securities constituting such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such index last in effect prior to discontinuance of such index.

TERMS OF THE SECURITIES

Terms used but not defined herein have the meanings given to such terms in the accompanying product supplement for Participation Securities. The term “Security” refers to each $1,000 Stated Principal Amount of our Participation Securities Linked to Global Equities due August 23, 2028 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the STOXX® Europe 600 Index and the MSCI Emerging Markets IndexSM.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	December 23, 2022 (3 Business Days after the Pricing Date)

Maturity Date	August 23, 2028, subject to extension as described below.

If, due to a Market Disruption Event or otherwise, the Determination Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Determination Date as postponed.

Pricing Date	December 20, 2022

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	61774TDS8

ISIN Number	US61774TDS87

Minimum Purchase Amount	$1,000

Issue Price	$1,000 (100%)

Stated Principal Amount	$1,000

Basket	The following table sets forth the Basket Components along with the Initial Value and the relevant Bloomberg ticker symbol:

Basket Component	Initial Value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)		SPX
The STOXX® Europe 600 Index (the “SXXP Index”)		SXXP
The MSCI Emerging Markets IndexSM (the “MXEF Index”)		MXEF
*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each Basket Component, the Initial Value and the Final Value will be determined as set forth under “Initial Value” and “Final Value” below.

Underlying Indices	The SPX Index, the SXXP Index, and the MXEF Index (each, individually, an “Underlying Index”)

Underlying Index Publisher	With respect to the SPX Index, S&P Dow Jones Indices LLC and any successor thereof, with respect to the SXXP Index, STOXX Limited and any successor thereof, and with respect to the MXEF Index, MSCI Inc. and any successor thereof.

Weightings	Based on the relative performance of the Basket Components against each other, as measured on the Determination Date, the Weighting of each Basket Component will be determined by the Calculation Agent as follows: The Basket Component with the best performance will be allocated a Weighting of 90%, the Basket Component with the second-best performance will be allocated a Weighting of 10% and the Basket Component with the worst performance will be allocated a Weighting of 0%.

Determination Date	August 18, 2028; subject to adjustment for non-Index Business Days or Market Disruption Events, as described in the following paragraph.

If the scheduled Determination Date is not an Index Business Day with respect to any Basket Component or if a Market Disruption Event occurs on the Determination Date with respect to any Basket Component, the Determination Date solely for such affected Basket Component will be postponed and the Index Closing Value with respect to such affected Basket Component will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event occurs with respect to such affected Basket Component.  The Final Basket Value will be determined on the last Determination Date as so postponed, by which date the Final Value for each Basket Component will have been determined; provided that the Index Closing Value for any affected Basket Component will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Determination Date, and if such date is not an Index Business Day or if there is a Market Disruption Event with respect to the affected Basket Component on such date, the Calculation Agent will determine the Index Closing Value of such Basket Component on such date in accordance with the formula for calculating such Basket Component last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting such Basket Component.

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(A) if the Basket Performance is positive,

$1,000 plus the product of $1,000 and the Basket Performance,

(B) if the Basket Performance is negative,

$1,000 + ($1,000 × Basket Performance)

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Basket Performance	The Basket Performance is the sum of the Performance Values for each of the Basket Components.

Performance Value	With respect to each Basket Component, the product of (x) the Final Value for such Basket Component minus the Initial Value for such Basket Component divided by (y) the Initial Value for such Basket Component times (z) the Weighting for such Basket Component. Each such product may be expressed by the following formula:

(Final Value – Initial Value)	×	Weighting
Initial Value

In certain circumstances, the Performance Value will be based on the alternate calculation of the values for the Basket Components, as described under “Description of Securities—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for Participation Securities.

Initial Value	The Initial Value for each Basket Component will equal the Index Closing Value of such Basket Component on the Pricing Date; provided that if a Market Disruption Event occurs on the Pricing Date, the Initial Value of each affected Basket Component will be determined in accordance with the fallback mechanics described under “—Determination Date” above.

Index Closing Value	With respect to each of the SPX Index and the SXXP Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the official closing value of such Underlying Index, or any Successor Index (as defined under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement), published at the regular official weekday close of trading on such Index Business Day by the Underlying Index Publisher for such Underlying Index, as determined by the Calculation Agent. In certain circumstances, the Index Closing Value for an Underlying Index will be based on the alternate calculation of such Underlying Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

With respect to the MXEF Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the closing value of the MXEF Index or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on such Index Business Day. In certain circumstances, the Index Closing Value for the MXEF Index will be based on the alternate calculation of the MXEF Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. The Closing Value of the MXEF Index reported by Bloomberg Financial Services may be lower or higher than the official Closing Value of the MXEF Index published by the Underlying Index Publisher for the MXEF Index.

Final Value	The Final Value for each Basket Component will equal the Index Closing Value of such Basket Component on the Determination Date, as determined by the Calculation Agent.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of the Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Performance or whether a Market Disruption Event has occurred. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	As set forth under “Description of Securities—Some Definitions” in the accompanying product supplement for Participation Securities.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Book Entry Security or Certificated Security	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please see the accompanying product supplement for Participation Securities and prospectus.

Interest Rate	None

The S&P 500® Index	The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

The STOXX® Europe 600 Index	The STOXX® Europe 600 Index was created by STOXX Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the STOXX® Europe 600 Index is based on an initial STOXX® Europe 600 Index value of 100 at December 31, 1991. The STOXX® Europe 600 Index is composed of the 600 largest companies by free-float market capitalization traded on the major exchanges of 17 European countries. For additional information about the STOXX® Europe 600 Index, see the information set forth under “Annex A—STOXX® Europe 600 Index” below.

The MSCI Emerging Markets IndexSM	The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated by MSCI Inc. (“MSCI”) and is intended to provide performance benchmarks for certain emerging equity markets including Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. For additional information about the MSCI Emerging Markets IndexSM, see the information set forth under “MSCI International Equity Indices—MSCI Emerging Markets IndexSM” and “—MSCI Global Investable

Market Indices Methodology” in the accompanying index supplement.

Historical Information	The following tables set forth the published high, low and end of quarter Index Closing Values for each of the Basket Components for each calendar quarter in the period from January 1, 2017 through December 12, 2022. The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. On December 12, 2022, the Index Closing Value for the SPX Index was 3,990.56 the Index Closing Value for the SXXP Index was 436.98 and the Index Closing Value for the MXEF Index was 963.58. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical performance of the Basket Components should not be taken as an indication of future performance. The values of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. We cannot give you any assurance that the Basket Performance, as measured on the Determination Date, will be positive. If the Basket Performance on the Determination Date is negative, you will receive an amount in cash that is less than the $1,000 Stated Principal Amount of each Security by an amount proportionate to the decline in the value of the Basket, and you will lose money on your investment. You could lose all of your initial investment in the Securities.

S&P 500® Index
High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2017 through December 12, 2022

SPX Index	High	Low	Period End
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter (through December 12, 2022)	4,080.11	3,577.03	3,990.56

Historical Daily Index Closing Values of the S&P 500® Index

January 1, 2017 through December 12, 2022

STOXX® Europe 600 Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2017 through December 12, 2022

SXXP Index	High	Low	Period End
2017
First Quarter	381.14	360.12	381.14
Second Quarter	396.45	376.35	379.37
Third Quarter	388.16	368.42	388.16
Fourth Quarter	396.77	381.96	389.18
2018
First Quarter	402.81	363.18	370.87
Second Quarter	396.94	367.33	379.93
Third Quarter	392.08	373.47	383.18
Fourth Quarter	383.94	329.58	337.65
2019
First Quarter	384.29	333.92	379.09
Second Quarter	391.35	369.06	384.87
Third Quarter	393.15	365.09	393.15
Fourth Quarter	419.74	377.46	415.84
2020
First Quarter	433.90	279.66	320.06
Second Quarter	375.32	309.06	360.34
Third Quarter	376.69	355.51	361.09
Fourth Quarter	401.61	341.76	399.03
2021
First Quarter	430.65	395.85	429.60
Second Quarter	459.86	432.22	452.84
Third Quarter	475.83	444.29	454.81
Fourth Quarter	489.95	450.77	487.80
2022
First Quarter	494.35	415.01	455.86
Second Quarter	463.07	402.40	407.20
Third Quarter	443.07	382.89	387.85
Fourth Quarter (through December 12, 2022)	443.96	385.88	436.98

Historical Daily Index Closing Values of the STOXX® Europe 600 Index

January 1, 2017 through December 12, 2022

MSCI Emerging Markets IndexSM

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2017 through December 12, 2022

MXEF Index	High	Low	Period End
2017
First Quarter	973.08	861.88	958.37
Second Quarter	1,019.11	952.92	1,010.80
Third Quarter	1,112.92	1,002.48	1,081.72
Fourth Quarter	1,158.45	1,082.97	1,158.45
2018
First Quarter	1,273.07	1,142.85	1,170.88
Second Quarter	1,184.13	1,046.71	1,069.52
Third Quarter	1,092.36	1,003.33	1,047.91
Fourth Quarter	1,046.40	934.80	965.78
2019
First Quarter	1,070.95	949.57	1,058.13
Second Quarter	1,096.39	984.81	1,054.86
Third Quarter	1,064.63	960.81	1,001.00
Fourth Quarter	1,118.61	989.20	1,114.66
2020
First Quarter	1,146.83	758.20	848.58
Second Quarter	1,014.62	827.26	995.10
Third Quarter	1,121.60	1,001.08	1,082.00
Fourth Quarter	1,291.26	1,081.71	1,291.26
2021
First Quarter	1,444.93	1,288.42	1,316.43
Second Quarter	1,390.85	1,292.78	1,374.64
Third Quarter	1,368.22	1,220.78	1,253.10
Fourth Quarter	1,301.13	1,190.08	1,232.01
2022
First Quarter	1,267.34	1,026.77	1,141.79
Second Quarter	1,161.65	987.82	1,000.67
Third Quarter	1,016.83	873.29	875.79
Fourth Quarter (through December 12, 2022)	984.26	842.76	963.58

Historical Daily Index Closing Values of the MSCI Emerging Markets IndexSM

January 1, 2017 through December 12, 2022

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Components, in futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the STOXX® Europe 600 Index and the MSCI Emerging Markets IndexSM listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the values of the Basket Components on the Pricing Date, and, therefore, could increase the values at or above which the Basket Components must close on the Determination Date so that you do not sustain a loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling stocks constituting the S&P 500® Index, the STOXX® Europe 600 Index and the MSCI Emerging Markets IndexSM, futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the STOXX® Europe 600 Index and the MSCI Emerging Markets IndexSM listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by buying any such securities or instruments on the Pricing Date and/or selling such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Basket Components, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Participation Securities.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest	MS & Co. expects to sell all of the Securities that it purchases from us to an unaffiliated dealer at a price of $ per Security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Security. MS & Co. will not receive a sales commission with respect to the Securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the pricing date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Participation Securities.

United States Federal Taxation	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Participation Securities, the following U.S. federal income tax consequences should result based on current law:

•	A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange.

•	Upon sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Participation Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Both U.S. and non-U.S. investors considering an investment in the Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Participation Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “United States Federal Taxation” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Participation Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

Annex A

STOXX® Europe 600 Index

The STOXX® Europe 600 Index (the “SXXP Index,” or the “Index”) is comprised of the 600 largest companies by free-float market capitalization traded on the major exchanges of 17 European countries. The Index is a price-return index denominated in euro, calculated, maintained and published by STOXX Limited.

The Index was created by STOXX Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the STOXX® Europe 600 Index is based on an initial index value of 100 at December 31, 1991. On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Index. The Index is reported daily by Bloomberg L.P. under the symbol “SXXP.”

Composition of the SXXP Index

The SXXP Index has a fixed number of 600 components which represent the largest companies in terms of free-float market capitalization from across 17 countries of the European region: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

The selection list for the SXXP Index is composed of each company’s most liquid stock with a minimum liquidity of greater than one million euros measured over 3-month average daily trading value and is ranked in terms of free-float market capitalization. From the selection list, the largest 550 stocks qualify for selection. The remaining 50 stocks are selected from the largest remaining current components ranked between 551 and 750. If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are 600 stocks.

The composition of the STOXX Europe 600® Index is reviewed quarterly, based on the closing stock data on the last trading day of the month preceding the review month. The component stocks are announced on the first trading day of the review month. Changes to the component stocks are implemented after the close on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcies) that affect the STOXX Europe 600® Index composition are reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free-float factors for each component stock used to calculate the STOXX Europe 600® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Computation of the SXXP Index

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the value of the Index at any time can be expressed as follows:

Index value	=	free float market capitalization of the Index divisor

The “free float market capitalization of the Index” is equal to the sum of the products of the price, number of shares, the free float factor and the weighting cap factor for each component stock as of the time the Index is being calculated.

The free float factors and outstanding number of shares used to calculate the Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur due to certain corporate actions. The timing of such adjustments depends on the magnitude of the change.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decreases	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	Constant	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	Increases

C) Rights Offering

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is larger or equal to 200% (B / A ≥ 2) the adjustment of the shares and weight factors are delayed until the new shares are listed.

adjusted price = (closing price * A + subscription price * B) / (A + B)

new number of shares = old number of shares * (A + B) / A

DIVISOR:	Constant	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	Decreases	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	Decreases	F) Stock Dividend of Another Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decreases	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company *

(1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decreases

H) Repurchase of Shares/Self-Tender

adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)

new number of shares = old number of shares − number of tendered shares

DIVISOR:	Decreases	I) Spin-off adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:

J) Combination Stock Distribution (Dividend or Split) and Rights Offering

Shareholders receive “B” new shares from the distribution and “C” new shares from the rights offering for every “A” shares held:

Increases

● If rights are applicable after stock distribution (one action applicable to other)

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increases

● If stock distribution is applicable after rights (one action applicable to other)

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [(A + C) * (1 + B / A)]

DIVISOR:	Increases

● Stock distribution and rights (neither action is applicable to the other)

adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C] / A

K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
L) Free float and Share Changes
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

The securities are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The STOXX® Europe 600 Index is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the securities. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating the STOXX® Europe 600 Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE STOXX® EUROPE 600 INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STOXX® EUROPE 600 INDEX OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE STOXX® EUROPE 600 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“STOXX® Europe 600 Index” and “STOXX®” are registered trademarks of STOXX Limited.  The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.